Exhibit 5.5

[Letterhead of Norton Rose Fulbright Canada LLP]

November 26, 2021

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, ON
Canada M5J 2J5
Dear Sirs/Mesdames:
Re: Royal Bank of Canada – Structured Warrants
We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with the issue by the Bank from time to time of certain structured warrants (the “Warrants”) pursuant to the distribution agreement dated October 19, 2018, as amended on November 26, 2021 (the “Distribution Agreement”) relating to the Bank’s Structured Warrants (such series of securities being hereinafter referred to as the “Series”), to be issued pursuant to the warrant indenture dated as of October 19, 2018 (the “Indenture”), between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”).
We have participated in the preparation of the following:
(i)	the Distribution Agreement;
(ii)	the Indenture;
(iii)	the registration statement of the Bank on Form F-3 (File No. 333-259205) dated August 31, 2021, as amended on September 10, 2021 (the “Registration Statement”); and
(iv)
the prospectus of the Bank dated September 14, 2021 included in the Registration Statement (the “Basic Prospectus”) as supplemented  by the prospectus supplement dated November 24, 2021 specifically relating to the Warrants (the “Prospectus Supplement”, and together with the Basic Prospectus, the “Program Prospectus”).

We understand that the Registration Statement and the Program Prospectus were filed with the United States Securities and Exchange Commission (the “Commission”) in connection with the Series and that one or more pricing supplements relating to the applicable Warrants will be filed with the Commission in connection with the Warrants.
For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. We have also assumed that the statements in each certificate of the Bank that has been delivered to us on or prior to the date hereof with respect to the Warrants shall be accurate and correct as of each issue date of the Warrants. For the purposes of the opinions expressed herein, we have, without independent investigation  or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank. We have also assumed that the statements in any certificate of the Bank that has been delivered to us on or prior to the date hereof with respect to the Warrants are and shall be accurate and correct as of each issue date of the Warrants. We have not received written notice from the Bank of any change to the matters set out in any such certificate.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated November 25, 2021 issued by the Office of the Superintendent of Financial Institutions.
In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and Québec and  the federal laws of Canada applicable therein.
Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:
1.	the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Warrants;
2.	when:
(a)	the creation of the Warrants has been duly authorized by the Bank;
(b)	the terms of particular Warrants and the issuance and sale of such Warrants have been duly authorized by all necessary corporate action in conformity with the Indenture; and
(c)
such Warrants have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale;

such Warrants will be validly issued and, to the extent validity of the Warrants is a matter governed by the laws of the Provinces of Ontario or Québec, and the laws of Canada applicable therein, valid obligations of the Bank; and

3.
the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed  by the laws of the Provinces of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

The opinions set forth herein as to the validity of the Warrants and the enforceability of the Indenture and the Warrants are subject to the following qualifications:
(i)	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;
(ii)	rights to indemnity and contribution under the Warrants or the Indenture may be limited by applicable law;
(iii)
enforceability may be limited by bankruptcy, insolvency, and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters) and will be subject to limitations under applicable limitations statutes; and

(iv)
pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

If a pricing supplement relating to the offer and sale of particular Warrants is prepared and filed by the Bank with the Commission on a date after the date hereof and such pricing supplement contains a reference to Norton Rose Fulbright Canada LLP and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Warrants has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Warrants have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Warrants will be validly issued and, to the extent validity of the Warrants is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Warrants or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 26, 2021, which has been filed as Exhibit 5.5 to Royal Bank’s Form 6-K filed with the SEC dated November 26, 2021.
The opinions expressed herein are provided solely for the benefit of the addressee in connection with the issue of the Offered Securities and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent. The opinions expressed herein may be relied upon by Ashurst LLP for the purposes of its opinion with respect to the subject matter hereof.
We hereby consent to the filing of this opinion as an exhibit to the Bank’s Report of Foreign Private Issuer on Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.
Yours very truly,
/s/ Norton Rose Fulbright Canada LLP